PARTNERS GROUP PRIVATE REAL ESTATE (MASTER FUND), LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT of Partners Group Private Real Estate (Master Fund), LLC (the “Fund”) is dated and effective as of _________, 2011 by and among Registered Fund Solutions, LLC, each member of the Board of Managers of the Fund, and each person hereinafter admitted to the Fund and reflected on the books of the Fund as a Member.

WITNESSETH:

WHEREAS, the Fund heretofore has been formed as a limited liability company under the Delaware Limited Liability Company Act, pursuant to the Certificate dated as of August 3, 2011 and filed with the Secretary of State of the State of Delaware on August 3, 2011;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE  I

DEFINITIONS & INTERPRETATIONS

The following definitions shall be equally applicable to both the singular and plural forms of the defined terms. For purposes of this Agreement:

Section  1.1         “Accounting Period” means the period beginning upon the commencement of operations of the Fund and, thereafter, each period beginning on the day after the last day of the preceding Accounting Period and ending on the first to occur of the following:  (i) the last day of each calendar month; (ii) the last day of each taxable year of the Fund; (iii) the day preceding the effective date on which a contribution of capital is made to the Fund; (iv) the Valuation Date with respect to any repurchase of Units by the Fund, (v) the day preceding the day on which a substituted Member is admitted to the Fund; or (vi) the effective date on which Units are issued to any Member or Members other than in accordance with their respective Investment Percentages.  The Fund’s final Accounting Period shall end on the effective date of the dissolution of the Fund.

Section  1.2         “Administration Agreement” means the administration agreement entered into between the Administrator and the Fund under which the Administrator will provide certain administrative services to the Fund in exchange for certain fees, as amended or restated from time to time.

Section  1.3         “Administration Fee” means the fee paid to the Administrator for its services out of the Fund’s assets.

Section  1.4         “Administrator” means UMB Fund Services, Inc., or any person who may hereafter, directly or indirectly, succeed or replace UMB Fund Services, Inc. as the administrator of the Fund.

Section  1.5         “Adviser” means Partners Group (USA) Inc., or any person who may hereafter directly or indirectly, succeed or replace Partners Group (USA) Inc. as investment adviser of the Fund.

Section  1.6         “Advisers Act” means the Investment Advisers Act of 1940, as amended and the rules, regulations and orders thereunder from time to time, or any successor law.

Section  1.7         “Affiliate” means “affiliated person” as such term is defined in the Investment Company Act.

Section  1.8         “Agreement” means this Limited Liability Company Agreement, as amended or restated from time to time.

Section  1.9         “Board of Managers” means the Board of Managers established pursuant to Section 2.6 hereof.

Section  1.10       “Capital Contribution” means the contribution, if any, made, or to be made, as the context requires, to the capital of the Fund by a Member.

Section  1.11       “Certificate” means the Certificate of Formation of the Fund and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.

Section  1.12       “Code” means the United States Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time, or any successor law.

Section  1.13       “Confidential Information” shall have the meaning set forth in Section 8.10.

Section  1.14       “Delaware Act” means the Delaware Limited Liability Company Act as in effect on the date hereof and as amended from time to time, or any successor law.

Section  1.15       “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Section  1.16       “Extraordinary Expenses” means all expenses incurred by the Fund outside of the ordinary course of its business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Fund’s rights against any person or entity; costs and expenses for indemnification or contribution payable by the Fund to any person or entity (including, without limitation, pursuant to the indemnification obligations described under Section 3.7 of this Agreement); expenses of a reorganization, restructuring or merger of the Fund; expenses of holding, or soliciting proxies for, a meeting of Members (except to the extent relating to items customarily addressed at an annual meeting of a registered closed-end management investment company); and the expenses of engaging a new administrator, custodian, transfer agent or escrow agent.

Section  1.17       “Fiscal Year” means the period beginning on the commencement of operations of the Fund and ending on the first March 31 following such date, and thereafter each period commencing on April 1 of each year and ending on March 31 of each year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Board of Managers shall designate another fiscal year for the Fund.

Section  1.18       “Form N-2” means the Fund’s Registration Statement on Form N-2 filed with the Securities and Exchange Commission, as amended from time to time.

Section  1.19       “Fund” means the limited liability company governed hereby, as such limited liability company may from time to time be constituted.

Section  1.20       “Independent Managers” means those Managers who are not “interested persons” of the Fund as such term is defined in the Investment Company Act.

Section  1.21       “Interested Managers” means those Managers who are “interested persons” of the Fund as such term is defined in the Investment Company Act.

Section  1.22       “Initial Closing Date” means the first date on or as of which a Member other than Partners Group is admitted to the Fund.

Section  1.23       “Initial Payment” shall have the meaning set forth in Section 4.6.

Section  1.24       “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Section  1.25       “Investment Management Agreement” means the investment management agreement entered into between the Fund and the investment adviser of the Fund, as amended or restated from time to time.

Section  1.26       “Investment Percentage” means as of any date of determination a percentage established for each Member, with respect to such Member’s Units, on the Fund’s books determined by dividing the number of Units held by such Member as of such date of determination by the total number of outstanding Units held by all Members as of such date of determination.

Section  1.27       “Losses” shall have the meaning set forth in Section 3.7.

Section  1.28       “Manager” means each natural person who serves on the Board of Managers and any other natural person who, from time to time, pursuant to the terms of this Agreement shall serve on the Board of Managers.  Each Manager shall constitute a “manager” of the Fund within the meaning of the Delaware Act.

Section  1.29       “Member” means any person who shall have been admitted to the Fund as a member in such person’s capacity as a member of the Fund.  For purposes of the Delaware Act, the Members shall constitute a single class or group of members.

Section  1.30       “NAV per Unit” as of any date of determination, shall be equal to the Net Asset Value of the Fund as of such date, divided by the number of Units and Preferred Units outstanding on such date.

Section  1.31       “Net Asset Value” means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund.

Section  1.32       “Organizational Expenses” means the expenses incurred by the Fund in connection with its formation, its initial registration as an investment company under the Investment Company Act, and the initial offering of Units.

Section  1.33       “Organizational Member” means Partners Group.

Section  1.34       “Partners Group” means Partners Group (USA) Inc.

Section  1.35       “Person” or “person” means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization or unincorporated organization.

Section  1.36       “Placement Agent” means Foreside Fund Services, LLC, or any person who may hereafter directly or indirectly succeed or replace Foreside Fund Services, LLC as the placement agent of the Fund.

Section  1.37       “Placement Agent Agreement” means the placement agent agreement entered into between the Placement Agent and the Fund, as amended or restated from time to time.

Section  1.38       “Portfolio Fund” means a pooled investment vehicle, including a pooled real estate investment vehicle, or registered investment company.

Section  1.39       “Portfolio Fund Manager” means a portfolio manager of a Portfolio Fund.

Section  1.40       “Preferred Units” means the units of preferred membership interest of the Fund that are entitled to the rights set forth herein.

Section  1.41       “Securities” means securities (including, without limitation, equities, debt obligations, options, other “securities” as that term is defined in Section 2(a)(36) of the Investment Company Act), and other financial instruments of United States and non-U.S. entities and commodities, including, without limitation, capital stock; shares of beneficial interests; partnership interests and similar financial instruments; bonds, notes, debentures (whether subordinated, convertible or otherwise); currencies; commodities; interest rate, currency, commodity, equity and other derivative products, including, without limitation, (i) futures contracts (and options thereon) relating to stock indices, currencies, U.S. Government securities and debt securities of foreign governments, other financial instruments and all other commodities, (ii) swaps, options, warrants, caps, collars, floors and forward rate agreements, (iii) spot and forward currency transactions and (iv) agreements including brokerage account agreements relating to or securing such transactions; equipment lease certificates, equipment trust certificates; loans; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; open and closed-end registered and unregistered investment companies; money market funds; obligations of the United States or any state thereof, foreign governments and instrumentalities of any of them; commercial paper; and other obligations and instruments or evidences of indebtedness of whatever kind or nature; in each case, of any person, corporation, government or other entity whatsoever, whether or not publicly traded or readily marketable.

Section  1.42       “Securities Transactions” shall have the meaning set forth in Section 2.5.

Section  1.43       “Platform Manager” means Registered Fund Solutions, LLC.

Section  1.44       “Platform Management Agreement” means the platform management agreement entered into between the Platform Manager and the Fund, as amended or restated from time to time.

Section  1.45       “Platform Management Fee” means the fee paid to the Platform Manager for its services out of the Fund’s assets.

Section  1.46       “Transfer” means the assignment, transfer, sale, encumbrance, pledge or other disposition of all or any portion of an Interest; verbs, adverbs or adjectives such as “Transfers,” “Transferred” and “Transferring” shall have correlative meanings.

Section  1.47       “Units” means the units of membership interest of the Fund that are entitled to the rights set forth herein.

Section  1.48       Pronouns.  All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

ARTICLE  II

ORGANIZATION; ADMISSION OF MEMBERS; BOARD OF MANAGERS

Section  2.1         Formation of Limited Liability Company.  The Organizational Member and any other person designated by the Board of Managers are designated as authorized persons, within the meaning of the Delaware Act, to execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware.  The Board of Managers shall cause to be executed and filed with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Fund’s legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

Section  2.2         Name.  Subject to the limited license granted under the Investment Management Agreement, the name of the Fund shall be “Partners Group Private Real Estate (Master Fund), LLC” or such other name as the Board of Managers hereafter may adopt upon (i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act and (ii) sending notice thereof to each Member.  The Fund’s business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board of Managers.

Section  2.3         Principal and Registered Office.  The Fund shall have its principal office, c/o Partners Group (USA) Inc., at 1114 Avenue of the Americas, 37th Floor, New York, NY 10036, or at such other place designated from time to time by the Board of Managers.  The Fund shall have its registered office in the State of Delaware at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and shall have the Corporation Service Company as its registered agent at such registered office for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by the Board of Managers in accordance with the Delaware Act.

Section  2.4         Duration.  The term of the Fund commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until the Fund is dissolved pursuant to Section 6.1 hereof.

Section  2.5         Business of the Fund.

(a)           The business of the Fund is (i) to, directly or through the purchase of interests in Portfolio Funds, purchase, sell (including short sales), invest and trade in Securities (collectively, “Securities Transactions”) and (ii) to engage in any financial or derivative transactions relating thereto or otherwise and to exercise such rights and powers as are permitted to be exercised by limited liability companies under the Delaware Act.  The officers of the Fund may execute, deliver and perform all contracts, agreements, subscription documents and other undertakings and engage in all activities and transactions as may in the opinion of the Board of Managers be necessary or advisable to carry out the Fund’s objectives or business.

(b)           The Fund shall operate as a closed-end management investment company in accordance with the Investment Company Act and subject to any fundamental policies and investment restrictions set forth in the Form N-2.

(c)           Commencing with its taxable year ending December 31, 2012, it is intended that the Fund shall qualify as a real estate investment trust (“REIT”) within the meaning of Section 856 of the Code, and the Fund and the Board of Managers are authorized to take all actions (and refrain from taking actions) necessary or appropriate for the Fund to qualify or continue to qualify as a REIT and to reduce or avoid taxation under Sections 857 or 4981 of the Code (including making any elections to treat an entity as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code), until such time that the Board of Managers determines that it is no longer in the Fund’s interest to qualify or attempt to qualify as a REIT.

Section  2.6         The Board of Managers.

(a)           Prior to the Initial Closing Date, the Organizational Member shall designate and elect persons to serve as Managers on the Board of Managers.  Following the effectiveness of this Agreement, each Manager shall agree to be bound by all of the terms of this Agreement applicable to Managers.  The Board of Managers may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Manager and the provisions of Section 3.3 hereof with respect to the election of Managers by Members, designate as a Manager any person who shall agree to the provisions of this Agreement pertaining to the obligations of Managers.  The number of Managers shall be fixed from time to time by the Board of Managers.  The foregoing provisions are intended to meet the requirements set forth in Section 856(a)(1) of the Code, and shall be interpreted in a manner consistent therewith.

(b)           Each Manager shall serve as a Manager for the duration of the term of the Fund, unless his or her status as a Manager shall be sooner terminated pursuant to Section 4.2 hereof.  If any vacancy in the position of a Manager occurs, the remaining Managers may appoint a person to serve in such capacity, provided such appointment is in accordance with the Investment Company Act, so long as immediately after such appointment at least two-thirds of the Managers then serving would have been elected by the Members.  The Managers may call a meeting of Members to fill any vacancy in the position of Manager, and shall do so when required by the Investment Company Act, within 60 days after any date on which Managers who were elected by the Members cease to constitute a majority of the Managers then serving on the Board of Managers.

(c)           In the event that no Manager remains, the Platform Manager shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Manager ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Managers to the Board of Managers.  If the Members shall determine at such meeting not to continue the business of the Fund or if the required number of Managers is not elected within 60 days after the date on which the last Manager ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

Section  2.7         Members.

(a)           The Board of Managers may admit one or more Members as of the beginning of each calendar month or at such other times as the Board of Managers may determine.  A Person may be admitted to the Fund as a Member without having signed this Agreement.  This Agreement shall not be unenforceable by reason of it not having been signed by a person being admitted as a Member.  The Board of Managers, in its sole and absolute discretion, may reject requests to purchase Units or Preferred Units.  The Board of Managers may, in its sole discretion, suspend or terminate the offering of Units or Preferred Units at any time.  The books and records of the Fund shall be revised to reflect the name, Capital Contribution and Units and Preferred Units of each Member that is admitted to the Fund.  In accordance with Section 856(a)(2) of the Code, the Units and Preferred Units are intended to constitute “shares” of the Fund and shall be interpreted in a manner consistent therewith.

(b)           Without limitation to the provisions of Section 2.7(a), the Board of Managers shall be permitted to issue Preferred Units to Members in an amount up to (in the aggregate) $125,000 from time to time as the Board of Managers determines, in its reasonable discretion, is required to qualify or continue to qualify the Fund as a REIT (ignoring any first REIT year exception).  The Preferred Units shall have such terms as the Board of Managers may reasonably determine; provided, that such terms shall be substantially as set forth on Schedule B hereto.  The terms of the Preferred Units adopted by the Board of Managers shall become an amendment to this Agreement (which amendment shall not require consent of the Members) and, following their adoption, may only be amended pursuant to, and in accordance with, Section 8.1.  In the event of any conflict between the terms of the Preferred Units adopted by the Board of Managers and any other provisions of this Agreement, the terms of the Preferred Units shall control.

Section  2.8         Organizational Member.  The initial Capital Contribution to the Fund by the Organizational Member shall be converted to Units as set forth in Section 5.2.  Upon the admission to the Fund of any additional Member pursuant to Section 2.7, the Organizational Member shall be entitled to the return of all or a portion of its Capital Contribution, if any, without interest or deduction, and to withdraw from the Fund upon surrendering its Units attributable thereto.

Section  2.9         Both Managers and Members.  A Member may at the same time be a Manager and a Member, or the Adviser and a Member, or the Platform Manager and a Member, in which event such Member’s rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the Delaware Act.

Section  2.10       Limited Liability.  Except as otherwise provided under applicable law or in this Agreement, each Member will be liable for the debts, obligations and liabilities of the Fund only to the extent of the NAV per Unit of each of such Member’s Units.  To the fullest extent permitted under applicable law, the Managers, the Adviser and the Platform Manager shall not be liable for the Fund’s debts, obligations and liabilities.

ARTICLE  III

MANAGEMENT

Section  3.1         Management and Control.

(a)           Management and control of the business of the Fund shall be vested in the Board of Managers, which shall have the right, power and authority, on behalf of the Fund and in its name, to exercise all rights, powers and authority of “managers” under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and its duties hereunder.  No Manager shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Manager’s authority as delegated by the Board of Managers.  The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation and (ii) each Independent Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each Manager of a closed-end management investment company registered under the Investment Company Act that is organized as a Delaware corporation who is not an “interested person” of such company as such term is defined in the Investment Company Act.  During any period in which the Fund shall have no Managers, the Adviser shall continue to serve as investment adviser to the Fund and shall have the authority to manage the business and affairs of the Fund, but only until such time as one or more Managers are elected by the Members or the Fund is dissolved in accordance with Section 6.1.  The Managers may make Capital Contributions and own Units.  Nothing herein shall prohibit a Manager from being a Member.

(b)           Members shall have no right to participate in and shall take no part in the management or control of the Fund’s business and shall have no right, power or authority to act for or bind the Fund.  Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the Investment Company Act or as otherwise required in the Delaware Act.

(c)           The Board of Managers may delegate to any Person, including without limitation the officers of the Fund designated pursuant to Section 3.2(c), the Adviser or any committee of the Board of Managers, any rights, power and authority vested by this Agreement in the Board of Managers to the extent permissible under applicable law.

Section  3.2         Actions by the Board of Managers.

(a)           Unless otherwise provided in this Agreement, the Board of Managers shall act only:  (i) by the affirmative vote of a majority of the Managers (which majority shall include any requisite number of Independent Managers required by the Investment Company Act) present at a meeting duly called at which a quorum of the Managers shall be present (in person or, if in person attendance is not required by the Investment Company Act, in person or by telephone) or (ii) by the written consent of a majority of the Managers without a meeting, if permissible under the Investment Company Act.

(b)           The Board of Managers may designate from time to time a chairman who shall preside at all meetings.  Meetings of the Board of Managers may be called by the chairman, the president of the Fund, or any two Managers, and may be held on such date and at such time and place as the Board of Managers shall determine.  Each Manager shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting.  Notice need not be given to any Manager who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting.  Managers may attend and participate in any meeting by telephone, except where in person attendance at a meeting is required by the Investment Company Act.  A majority of the Managers then in office shall constitute a quorum at any meeting.

(c)           The Board of Managers may designate from time to time agents and employees of the Fund or other Persons, including without limitation employees of the Adviser, the Platform Manager or their Affiliates, who shall have the same powers and duties on behalf of the Fund (including the power to bind the Fund) as are customarily vested in officers of a Delaware corporation, and designate them as officers of the Fund with such titles as the Board of Managers shall determine.

Section  3.3         Meetings of Members.

(a)           Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present.  Meetings of the Members may be called by the Board of Managers or by Members holding a majority of the total number of votes eligible to be cast by all Members as determined pursuant to clause (b) of this Section 3.3, and may be held at such time, date and place as the Board of Managers shall determine.  The Board of Managers shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto.  Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting.  The presence in person or by proxy of Members holding a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting.  In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members.  Except as otherwise required by any provision of this Agreement or of the Investment Company Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Managers, and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

(b)           Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to such Member’s Investment Percentage (expressed as a numeral to the third decimal place).  The Board of Managers shall establish a record date not less than 10 nor more than 120 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(c)           A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Fund before or at the time of the meeting.  A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person.  Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

(d)           Notwithstanding the foregoing, the holders of Preferred Units shall have such voting rights as required pursuant to the Investment Company Act.

Section  3.4         Custody of Assets of the Fund.  The physical possession of all funds, Securities or other property of the Fund shall at all times be held, controlled and administered by one or more custodians retained by the Fund in accordance with the requirements of the Investment Company Act and the Advisers Act.

Section  3.5         Other Activities.

(a)           None of the Managers shall be required to devote his or her full time to the affairs of the Fund, but each shall devote such time as may reasonably be required to perform his or her obligations under this Agreement.

(b)           Any Member, Manager, the Adviser, the Platform Manager or any of their Affiliates, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as managers, officers, employees, advisers or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements.  No other Member or Manager shall have any rights in or to such activities, or any profits derived therefrom.

Section  3.6         Duty of Care.

(a)           No Manager, former Manager, officer or former officer of the Fund shall be liable to the Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of such person’s services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such person constituting willful misfeasance or gross negligence  involved in the conduct of such person’s office or as otherwise required by applicable law.

(b)           A Member not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for Units shall be liable to the Fund, any other Member or third parties only as provided in this Agreement.

Section  3.7         Indemnification.

(a)           To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) hereof, indemnify each Manager, former Manager, officer and former officer of the Fund (including for this purpose their executors, heirs, assigns, successors or other legal representatives) from and against all losses, charges, claims, expenses, assessments, damages, costs and liabilities (collectively, “Losses”), including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees and disbursements, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Manager or officer of the Fund, as applicable, or the past or present performance of services to the Fund by such indemnitee, except to the extent such Losses shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance or gross negligence  involved in the conduct of such indemnitee’s office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of an indemnitee for any Losses (including any liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.  Any manager of the Fund appointed by the Organizational Member prior to the effectiveness of this Agreement shall be deemed to be a “Manager” for purposes of this Section 3.7.

(b)           Expenses, including reasonable counsel fees and disbursements, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), shall be paid or reimbursed by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof.

(c)           Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a final decision on the merits of any court of competent jurisdiction in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance or gross negligence  involved in the conduct of such indemnitee’s office.

(d)           As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Members by reason of willful misfeasance or gross negligence  involved in the conduct of such indemnitee’s office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved by a majority of the Managers (excluding any Manager who is seeking indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that the actions or omissions in question were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance or gross negligence  involved in the conduct of such indemnitee’s office, or (ii) the Board of Managers secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee acted in good faith and in the reasonable belief that the actions or omissions in question were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance or gross negligence  involved in the conduct of such indemnitee’s office.

(e)             In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.7.  In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

(f)           An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(g)           The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law.  Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any Manager, officer of the Fund or other person.

(h)           To the extent permitted by applicable law, the Platform Manager, the Adviser, the Placement Agent and the Administrator, and any other party serving as the platform manager, the investment adviser, the placement agent or administrator of the Fund or providing other services to the Fund shall be entitled to indemnification from the Fund upon such terms and subject to such conditions and exceptions, and with such entitlement to have recourse to the assets of the Fund with a view to meeting and discharging the cost thereof as may be provided under the Platform Management Agreement, the Investment Management Agreement, the Placement Agent Agreement, the Administration Agreement or any agreement between any such party and the Fund.

Section  3.8         Fees, Expenses and Reimbursement.

(a)             Subject to applicable law, the Adviser shall be entitled to receive such fees per services provided to the Fund as may be agreed to by the Adviser and the Fund pursuant to the Investment Management Agreement or such other agreements relating to such services.

(b)           The Board of Managers may cause the Fund to compensate each Manager who is not an officer or employee of the Adviser, the Platform Manager or any of their Affiliates for his or her services hereunder.  In addition, the Fund shall reimburse the Managers for reasonable travel and other out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(c)           The Fund shall bear all expenses incurred in its business or operations, other than those specifically assumed by another person.  Expenses to be borne by the Fund include, but are not limited to, the following:

(i)          fees and expenses in connection with the organization of the Fund and the offering and issuance of Units;

(ii)         all fees and expenses reasonably incurred in connection with the operation of the Fund such as direct and indirect expenses related to the assessment of prospective investments (whether or not such investments are consummated), investment structuring, corporate action, travel associated with due diligence and monitoring activities and enforcing the Fund’s rights in respect of such investments;

(iii)        quotation or valuation expenses;

(iv)        the Platform Management Fee;

(v)         the Investment Management Fee and the Administration Fee;

(vi)        brokerage commissions;

(vii)       interest and fees on any borrowings by the Fund;

(viii)      professional fees (including, without limitation, expenses of consultants, experts and specialists);

(ix)        research expenses;

(x)         fees and expenses of outside tax or legal counsel (including fees and expense associated with the review of documentation for prospective investments by the Fund), including foreign counsel;

(xi)        accounting, auditing and tax preparation expenses;

(xii)       fees and expenses in connection with any repurchases or redemptions of Units;

(xiii)      taxes and governmental fees (including tax preparation fees, but not including taxes allocated to a Member pursuant to Section  5.5);

(xiv)      fees and expenses of any custodian, subcustodian, transfer agent, and registrar, and any other agent of the Fund;

(xv)       all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions with any custodian or other agent engaged by the Fund;

(xvi)      bank service fees;

(xvii)     costs and expenses relating to the amendment of this Agreement or the Fund’s other organizational documents;

(xviii)    expenses of preparing, amending, printing, and distributing confidential memoranda, Statements of Additional Information (and any supplements or amendments thereto), reports, notices, websites, other communications to Members, and proxy materials;

(xix)       expenses of preparing, printing, and filing reports and other documents with government agencies;

(xx)        expenses of Members’ meetings, including the solicitation of proxies in connection therewith;

(xxi)      expenses of corporate data processing and related services;

(xxii)     Member recordkeeping and Member account services, fees, and disbursements;

(xxiii)    expenses relating to investor and public relations;

(xxiv)    fees and expenses of the members of the Board of Managers who are not employees of the Adviser or its Affiliates;

(xxv)     insurance premiums;

(xxvi)    Extraordinary Expenses; and

(xxvii)   all costs and expenses incurred as a result of dissolution, winding-up and termination of the Fund.

The Adviser, the Platform Manager and each of their Affiliates shall be entitled to reimbursement from the Fund for any of the above expenses that they pay on behalf of the Fund.

(d)           The Fund may, alone or in conjunction with the Adviser, the Platform Manager, their Affiliates or any investment vehicles or accounts for which the Adviser, the Platform Manager or any of their Affiliates acts as general partner, managing member or investment adviser, purchase insurance in such amounts, from such insurers and on such terms as the Board of Managers shall determine.

ARTICLE  IV

 TERMINATION OF STATUS OF THE ADVISER AND MANAGERS

Section  4.1         Termination of Status of a Manager.  The status of a Manager shall terminate if the Manager (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Manager (upon not less than 90 days’ prior written notice to the other Managers, unless the other Managers waive such notice); (iv) shall be removed under Section 4.2 hereof; (v) shall be certified by a physician to be mentally or physically unable to perform his duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) shall have a receiver appointed to administer the property or affairs of such Manager; (viii) shall have reached the mandatory age for retirement of a Manager that may from time to time be established by the Board of Managers; or (ix) shall otherwise cease to be a Manager of the Fund under the Delaware Act.

Section  4.2         Removal of the Managers.  Any Manager may be removed with or without cause either by (a) the vote or written consent of at least two-thirds (2/3) of the Managers not subject to the removal vote or (b) the vote or written consent of Members holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Members.

Section  4.3         Transfer of Interests of Members.

(a)           A Member’s Units, Preferred Units or any other beneficial or other interest in the Fund may be Transferred (i) by operation of law in connection with the death, divorce, bankruptcy, insolvency or adjudicated incompetence of such Member or (ii) with the consent of the Fund/Board of Managers, which shall only be permitted to withhold its consent if the requirements set forth in Section 4.3(b) are not met.

(b)           The Fund/Board of Managers may not consent to a Transfer unless: (i) the person to whom such Transfer is made (or each of such person’s beneficial owners if such a person is a “private investment company” as defined in Rule 205-3(d)(3) under the Advisers Act, an investment company registered under the Investment Company Act, or a business development company as defined under the Advisers Act) is a person whom the Fund/Board of Managers believes meets the requirements of paragraph (d)(1) of Rule 205-3 under the Advisers Act or successor rule thereto, or is otherwise exempt from such requirements; (ii) the Fund/Board of Managers is provided with a properly completed investor certification in respect of the proposed transferee; (iii) the Transfer complies with the provisions set forth in Schedule A attached hereto, and (iv) in the opinion of legal counsel for the Fund, the Transfer would not adversely affect the Fund's ability to qualify as a REIT.  The Fund/Board of Managers  may also require the Member requesting the Transfer to obtain, at the Member’s expense, an opinion of counsel selected by the Board of Managers as to such matters as the Board of Managers may reasonably request.

(c)           Any permitted transferee acquiring Units or Preferred Units by operation of law in connection with the death, divorce, bankruptcy, insolvency or adjudicated incompetence of the Member shall be entitled to the allocations and distributions allocable to the Units or Preferred Units thereof so acquired and to Transfer such Units or Preferred Units in accordance with the terms of this Agreement, but shall not be entitled to the other rights of a Member unless and until such transferee becomes a substituted Member in accordance with the terms of this Agreement, including, without limitation, Section 2.7 hereof.

(d)           If a Member Transfers Units or Preferred Units with the approval of the Fund and all of the conditions to such Transfer have been satisfied, the Fund shall as promptly as practicable take all necessary actions so that each transferee or successor to whom such Units or Preferred Units are Transferred is admitted to the Fund as a substituted Member, provided that such transferee shall have executed and delivered either a counterpart of this Agreement or an instrument, in form and substance acceptable to the Fund, that has the legal effect of making the transferee a party to this Agreement.  Each transferring Member and transferee agrees to pay all reasonable expenses, including, but not limited to, attorneys’ and accountants’ fees and disbursements, incurred by the Fund in connection with such Transfer.  Upon the Transfer to another person or persons of all of a Member’s Units and Preferred Units, such Member shall cease to be a Member of the Fund.

(e)           Each transferring Member shall indemnify and hold harmless the Fund, the Board of Managers, the Adviser and each other Member, and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this Section 4.3, and (ii) any misrepresentation by such Member in connection with any such Transfer.

Section  4.4         Repurchase of Units and Preferred Units.  Except as otherwise provided in this Agreement, no Member or other person holding Units or Preferred Units acquired from a Member has the right to require the Fund to withdraw, redeem or tender to the Fund for repurchase its Units or Preferred Units.

Section  4.5         Mandatory Redemption.  The Fund may effect a mandatory redemption at Net Asset Value of Units or Preferred Units of a Member, or any person acquiring Units or Preferred Units from or through a Member, in the event that the Board of Managers determines or has reason to believe, each in its sole discretion, that:

(a)           all or a portion of such Units or Preferred Units have been transferred to, or has vested in, any person, by operation of law as described in Section 4.3(a)(i) hereof;

(b)           ownership of such Units or Preferred Units by such Member or other person will cause the Fund to be in violation of, or subject the Fund or the Adviser to, additional registration or regulation under the securities, commodities or other laws of the United States or any other jurisdiction;

(c)           continued ownership of such Units or Preferred Units may be harmful or injurious to the business or reputation of the Fund or the Adviser or may subject the Fund, or any Members of the Fund to an undue risk of adverse tax or other fiscal consequences;

(d)           any representation or warranty made by a Member in connection with the acquisition of such Units or Preferred Units was not true when made or has ceased to be true, or the Member has breached any covenant made by it in connection with the acquisition of Units or Preferred Units;

(e)           ownership of such Units or Preferred Units by such Member or other person would adversely affect the Fund's ability to qualify as a REIT or is otherwise not in compliance with the provisions set forth in Schedule A attached hereto;

(f)           it would be in the best interests of the Fund for the Fund to cause a mandatory redemption of such Units or Preferred Units in circumstances where the Board of Managers determines that doing so is in the best interests of the Fund in a manner as will not discriminate unfairly against any Member; or

(g)           the Fund may effect a mandatory redemption of Units held by an investment vehicle that is managed or sponsored by the Adviser or an Affiliate thereof (a “Feeder Fund”) (or portion thereof) to the extent that such Feeder Fund is redeeming or has redeemed any interest of an investor in such Feeder Fund (or portion thereof) for reasons that are similar to those set forth in clauses (a) through (f) of this Section 4.5.

ARTICLE  V

CAPITAL

Section  5.1         Contributions to Capital.

(a)           The minimum initial contribution of each Member (other than the Organizational Member or Adviser) to the capital of the Fund shall be the amount set forth, from time to time, in the Fund’s Form N-2 or such other amount as the Board of Managers may determine from time to time, in its sole discretion.  The amount of the initial contribution of each Member shall be recorded on the books and records of the Fund upon acceptance as a Capital Contribution.  The Managers shall not be entitled to make Capital Contributions as Managers of the Fund, but may make Capital Contributions as Members.  The Adviser, the Platform Manager and their Affiliates may make Capital Contributions as Members.

(b)           Members may make additional Capital Contributions, effective as of such times as the Board of Managers in its sole discretion, may permit, subject to the limitations applicable to the admission of Members pursuant to this Agreement.  The minimum additional Capital Contribution of each Member (other than the Adviser, the Platform Manager and their Affiliates) shall be the amount set forth, from time to time, in the Fund’s Form N-2 or such other amount as the Board of Managers may determine from time to time, in its sole discretion.  No Member shall be obligated to make any additional Capital Contribution except to the extent otherwise provided in this Agreement.

(c)           Except as otherwise permitted by the Board of Managers, (i) initial and any additional Capital Contributions by any Member shall be payable in cash, and (ii) initial and any additional Capital Contributions in cash shall be payable in one installment in readily available funds prior to the date of the proposed acceptance of the Capital Contribution.

Section  5.2         Issuance of Units.  The purchase price per Unit for Units issued on the closing date of the initial Capital Contributions by Members other than the Organizational Member (the “Initial Closing Date”) shall be $1000.  The Purchase Price per Preferred Unit shall be $1000, unless otherwise determined by the Board of Managers.  The amount of any capital account balance of the Organizational Member as of the Initial Closing Date shall be converted into Units by dividing such amount by 1000, and issuing to such Person a number of Units that is equal to such quotient.  Units issued in exchange for Capital Contributions following the Initial Closing Date will be issued at a price per Unit equal to the NAV per Unit at the date of such issuance.  Each Unit will carry equal rights and privileges with each other Unit.  Fractions of Units may be issued to one one-thousandth of a Unit. The Board of Managers is authorized to adopt a distribution reinvestment plan pursuant to which Members may reinvest distributions paid on Units in additional Units at a price per Unit equal to the NAV per Unit at the date of such reinvestment/issuance.

Section  5.3         Rights of Members to Capital.  No Member shall be entitled to interest on his or its Capital Contribution to the Fund, nor shall any Member be entitled to the return of any capital of the Fund except (i) upon the repurchase by the Fund of a part or all of such Member’s Units or Preferred Units pursuant to Section 4.5 hereof, (ii) upon a distribution pursuant to Section 5.7 hereof, or (iii) upon the liquidation of the Fund’s assets pursuant to Section 6.2 hereof.  No Member shall have the right to require partition of the Fund’s property or to compel any sale or appraisal of the Fund’s assets.

Section  5.4         Charges and Credits to Members.  Any amounts charged to a Member under Sections 5.5 and 5.6, other than among all Members in accordance with the number of Units held by each such Member, shall be treated as a partial redemption of such Member’s Units for no additional consideration as of the date on which the Board of Managers determines such charge or debit is required to be made, and such Member’s Units shall be reduced thereby as appropriately determined by the Fund.  Any amounts credited to a Member under Section 5.5 and 5.6, other than among all Members in accordance with the number of Units held by each such Member, shall be treated as an issuance of additional Units to such Member for no additional consideration as of the date on which the Board of Managers determines such credit is required to be made, and such Member’s Units shall be increased thereby as appropriately determined by the Fund.

Section  5.5         Allocation of Certain Withholding Taxes and Other Expenditures.

(a)           Withholding taxes or other tax obligations incurred by the Fund, directly or indirectly, that are attributable to any Member, as determined by the Board of Managers, shall be charged to such Member as of the close of the accounting period during which the Fund pays or incurs such obligation, and any amounts then or thereafter distributable to such Member shall be reduced by the amount of such taxes.  If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member’s Units or Preferred Units shall pay upon demand to the Fund, as a Capital Contribution to the Fund, the amount of such excess.  The Fund shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption; provided that in the event that the Fund determines that a Member is eligible for a refund of any withholding tax, the Fund may, at the request and expense of such Member, assist such Member in applying for such refund.

(b)           Except as otherwise provided for in this Agreement and unless prohibited by the Investment Company Act, any material expenditures payable by the Fund, directly or indirectly, and any other Fund items, to the extent paid or incurred or withheld, directly or indirectly, on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Members, as determined by the Board of Managers, shall be charged to only those Members on whose behalf such expenditures or items are paid or incurred or whose particular circumstances gave rise to such expenditures or items.  Such charges or items shall be charged to the applicable Members as of the close of the Accounting Period during which any such items were paid or accrued by the Fund.

Section  5.6         Reserves.  Appropriate reserves may be created, accrued and charged against the Net Asset Value of the Units for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Fund or the Board of Managers, such reserves to be in the amounts which the Board of Managers, in its sole discretion deems necessary or appropriate.  The Board of Managers may increase or reduce any such reserves from time to time by such amounts as it in its sole discretion deems necessary or appropriate.

Section  5.7         Distributions.

(a)           Subject to the terms of the Preferred Units and requirements pursuant to the Investment Company Act, the Board of Managers, in its sole discretion, may authorize the Fund to make distributions in cash or in kind  at any time to all of the Members on a pro rata basis in accordance with the Members’ Investment Percentages.  Preferred Units have complete priority over Units as to distributions, which shall be cumulative.   Notwithstanding any term or condition of this Agreement to the Contrary, the Board of Managers shall make sure reasonable efforts, as determined by it in its sole discretion, to cause the Fund to distribute sufficient amounts to (a) satisfy the requirements for qualification as a REIT under the Code and (b) to avoid any U.S. federal income and excise taxes.  Without limiting the foregoing, the Fund shall use its reasonable best efforts to not make any distributions that would be treated as a “preferential dividend” within the meaning of Section 562(c) of the Code (to the extent such preferential dividends would cause the Fund to fail to meet the requirements for qualification as a REIT under the Code), and, other than with respect to applicable withholding taxes (and to the extent a Member elects to reinvest its distributions in additional Units pursuant to a distribution investment plan adopted by the Fund), each Unit shall be entitled to receive the same distribution as each other Unit and each Preferred Unit shall be entitled to receive the same distribution as each other Preferred Unit.  To the extent the Board of Managers so directs, each Member holding Units agrees to consent to any Fund “consent dividends” (within the meaning of Section 565 of the Code) with respect to such Units, and each such Member agrees to execute and file with the IRS or such other applicable tax authority any and all authorizations, consents or other statements that are necessary or appropriate to effect such consent dividends.

(b)           Notwithstanding anything to the contrary contained herein, none of the Managers or the Members (including the Adviser, the Platform Manager and their Affiliates), nor any other person on behalf of the Fund, shall make a distribution to the Members on account of their Units or Preferred Units in the Fund if such distribution would violate the Delaware Act or other applicable law.

ARTICLE  VI

DISSOLUTION AND LIQUIDATION

Section  6.1         Dissolution.

(a)          The Fund shall be dissolved upon the occurrence of any of the following events:

(i)           upon the affirmative vote to dissolve the Fund by either (A) a majority of the Managers, or (B) Members holding at least three-quarters (3/4) of the total number of votes eligible to be cast by all Members; or

(ii)          as required by operation of law.

Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

Section  6.2         Liquidation of Assets.

(a)           Upon the dissolution of the Fund as provided in Section 6.1 hereof, one or more Managers, the Platform Manager or the Adviser, acting as liquidator under appointment by the Board of Managers (or, if the Board of Managers does not appoint one or more Managers or the Adviser to act as liquidator or is unable to perform this function, another liquidator elected by Members holding a majority of the total number of votes eligible to cast by all Members), shall liquidate, in an orderly manner, the business and administrative affairs of the Fund.  Subject to the terms of the Preferred Units, the proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amounts as the Board of Managers or the liquidator, as applicable, deems appropriate in its sole discretion) shall, subject to the Delaware Act, be distributed in the following manner:

(i)           in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), but not including debt and liabilities to Members, up to and including the date that distribution of the Fund’s assets to the Members has been completed;

(ii)         such debts, liabilities or obligations as are owing to the Members shall be paid next in their order of seniority; and

(iii)         the Members shall be paid next on a pro rata basis in accordance with the Members’ Investment Percentages.

(b)         Anything in this Section 6.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 6.2(a) above, upon dissolution of the Fund, the Board of Managers or other liquidator may distribute ratably in kind any assets of the Fund, if the Board of Managers or other liquidator determines that such a distribution would be in the interests of the Members in facilitating an orderly liquidation; provided, however, that if any in-kind distribution is to be made the assets distributed in kind shall be valued pursuant to Section 7.4 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above.

(c)           If the Board of Managers determines that it is in the best interest of the Members, the Board of Managers may, in its sole discretion, distribute the assets of the Fund into and through a liquidating trust to effect the liquidation of the Fund.

ARTICLE  VII

ACCOUNTING, TAX MATTERS AND VALUATIONS

Section  7.1         Accounting and Reports.

(a)           The Fund shall adopt for tax accounting purposes the accrual method of accounting.  The Fund’s accounts shall be maintained in U.S. currency.  As required by Section 859 of the Code, the Fund’s tax year end shall at all times be the calendar year.

(b)           As soon as reasonably practicable after receipt of the necessary information from the Portfolio Funds, the Fund shall furnish to each Member tax information in respect of their ownership of Units and Preferred Units.

(c)           Except as otherwise required by the Investment Company Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Fund shall send to each Member a semi-annual report and an annual report (as applicable) containing the information required by the Investment Company Act.  The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles (or, if permitted by relevant law and approved by the Board of Managers, in accordance with international financial reporting standards).  The Fund may also furnish to each Member such other periodic reports and information regarding the affairs of the Fund as it deems necessary or appropriate in its sole discretion.

(d)           Except as set forth specifically in this Section 7.1, no Member shall have the right to obtain any other information about the business or financial condition of the Fund, about any other Member or former Member, including information about the Capital Contribution of a Member, or about the affairs of the Fund.  No act of the Fund, the Adviser,  the Platform Manager or any other Person that results in a Member being furnished any such information shall confer on such Member or any other Member the right in the future to receive such or similar information or constitute a waiver of, or limitation on, the Fund’s ability to enforce the limitations set forth in the first sentence of this Section 7.1(d).

Section  7.2         Determinations By the Board of Managers.  All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board of Managers (either directly or by the Adviser, to the extent consistent with its administrative functions, pursuant to delegated authority) unless specifically and expressly otherwise provided for by the provisions of this Agreement or as required by law, and such determinations and allocations shall be final and binding on all the Members.

Section  7.3         Tax Matters.

(a)           The Fund shall prepare and file a U.S. federal information tax return in compliance with the Code, and any required state and local income tax and information returns for each tax year of the Fund.

(b)           The Board of Managers shall have the exclusive authority and discretion on behalf of and in the name of the Fund to (i) prepare and file all necessary tax returns and statements, pay all taxes, assessments and other impositions applicable to the assets of the Fund and withhold amounts with respect thereto from funds otherwise distributable to any Member; (ii) make any and all tax elections permitted to be made under the Code, and any applicable state, local or foreign tax law; and (iii) determine the tax treatment of any Fund transaction or item for purposes of completing the Fund’s U.S. federal, state, local or foreign tax returns.

(c)           If the Fund is required to withhold taxes on any distribution or payment to, or pay or incur any tax with respect to any income allocable to or otherwise on account of any Member, the Fund may withhold such amounts and make such payments to such taxing authorities as are necessary to ensure compliance with such tax laws.

(d)           The Board of Managers intends for the Fund to be treated as a REIT.

Section  7.4         Valuation of Assets.

(a)           Except as may be required by the Investment Company Act, the Fund shall calculate its Net Asset Value as of the close of business on the last day of each Accounting Period.  Except as may be required by the Investment Company Act, the Managers will value or cause to have valued any Securities or other assets and liabilities of the Fund in accordance with such valuation procedures as shall be established from time to time by the Board of Managers and which conform to the requirements of the Investment Company Act.  In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund’s accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

(b)           The Net Asset Value of the Fund, including the valuation of the investments in Portfolio Funds determined pursuant to this Section 7.4, shall be conclusive and binding on all of the Members and all parties claiming through or under them.

(c)           The following guidelines shall apply for purposes of determining the Net Asset Value of the Fund:

(i)          The amount payable to a Member or former Member whose Units or Preferred Units or portion thereof is repurchased pursuant to Article IV shall be treated as a liability of the Fund, until paid, from (but not prior to) the beginning of the Accounting Period on the Repurchase Date for such Units or Preferred Units.

(ii)         The amount to be received by the Fund on account of any Capital Contributions pursuant to Article II or Article V shall be treated as an asset of the Fund from (but not before) the beginning of the Accounting Period on the effective date of such Capital Contributions.

(iii)        Distributions made pursuant to Section 5.8, other than as of the beginning of an Accounting Period, shall be treated as an advance and as an asset of the Fund, until the beginning of the Accounting Period following the date of distribution.

ARTICLE  VIII

MISCELLANEOUS PROVISIONS

Section  8.1         Amendment of Limited Liability Company Agreement.

(a)           Except as otherwise provided in this Section 8.1, this Agreement shall be amended, in whole or in part, with the approval of a majority of the Board of Managers (including the vote of a majority of the Independent Managers, if required by the Investment Company Act), and, if required by the Investment Company Act, the approval of the Members by such vote as is required by the Investment Company Act.

(b)          Any amendment to this Agreement that would:

(i)          increase the obligation of a Member to make any Capital Contribution;

(ii)         reduce the number of Units of a Member; or

(iii)        modify the events causing the dissolution of the Fund,

may be made only if (x) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (y) such amendment does not become effective until (A) each Member has received written notice of such amendment (except an amendment contemplated in Section 8.1(c)(ii) hereof) and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board of Managers) to tender all of his or her Units or Preferred Units for repurchase by the Fund.

(c)           Without limiting the generality of the foregoing, the power of the Board of Managers to amend this Agreement at any time without the consent of the Members includes, but is not limited to, the power to:

(iv)       restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(v)        amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to change the name of the Fund in accordance with Section 2.2 hereof or to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof; and

(vi)       amend this Agreement to make such changes as may be necessary or desirable, based on advice of legal counsel to the Fund, to assure the Fund’s continuing eligibility to qualify as a REIT under the Code.

Section  8.2         Special Power of Attorney.

(a)           Each Member hereby irrevocably makes, constitutes and appoints the Adviser and any liquidator of the Fund’s assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(vii)      any amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

(viii)     any amendment to the Certificate required because this Agreement is amended or as otherwise required by the Delaware Act; and

(ix)        all other such instruments, documents and certificates which, in the opinion of legal counsel to the Fund, from time to time may be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act.

(b)           Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Member’s consent.  If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection that such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted.  Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

(c)           This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Adviser and any liquidator of the Fund’s assets, appointed pursuant to Section 6.2 hereof, and as such:

(x)         shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any Member granting this power-of-attorney, regardless of whether the Fund, the Board of Managers or any liquidator shall have had notice thereof; and

(xi)        shall survive the delivery of a Transfer by a Member of all or any portion of such Member’s Units or Preferred Units, except that where the transferee thereof has been approved by the Board of Managers for admission to the Fund as a substituted Member, or upon withdrawal of a Member from the Fund pursuant to a repurchase of Units or Preferred Units or otherwise, this power-of-attorney given by the transferor shall terminate.

Section  8.3         Notices.  Notices that may or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, telecopier or other electronic means at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund); or, if to the Fund, the Board of Managers, the Adviser or the Platform Manager, in writing (either by way of facsimile or registered mail) and sent as follows, or to such other address as the parties may agree from time to time:

If to the Platform Manager:

Registered Fund Solutions, LLC
125 Maiden Lane
New York, NY 10038
Attention:
Re: Notice, Partners Group Private Real Estate (Institutional), LLC
Facsimile:
Telephone:

If to the Adviser:

Partners Group (USA) Inc.
1114 Avenue of the Americas, 37th floor
New York, NY 10036
Attention:  Executive Office
Re: Notice, Partners Group Private Real Estate (Master Fund), LLC
Facsimile:              (212) 908 2601
Telephone:            (212) 908 2600

with a copy to:

Partners Group
Zugerstrasse 57
CH-6341 Baar-Zug, Switzerland
Attention:  Executive Office
Re: Notice, Partners Group Private Real Estate (Master Fund), LLC
Facsimile:              +41 41 768 85 58
Telephone:            +41 41 768 85 85

If to the Fund or to the Board of Managers:

Partners Group Private Real Estate (Master Fund), LLC
c/o Registered Fund Solutions, LLC
125 Maiden Lane
New York, NY 10038
Re: Notice, Partners Group Private Real Estate (Master Fund), LLC
Facsimile:
Telephone:

Notices to a Member shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, telex, telecopier or other electronic means.  Notices to the Fund, the Board of Managers, the Platform Manager or the Adviser shall be effective on the close of business on the day upon which it is actually received.  A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means..

Section  8.4         Agreement Binding Upon Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.

Section  8.5         Applicability of Investment Company Act and Form N-2.  The parties hereto acknowledge that this Agreement is not intended to, and does not set forth the substantive provisions contained in the Investment Company Act and the Form N-2 which affect numerous aspects of the conduct of the Fund’s business and of the rights, privileges and obligations of the Members.  Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the Investment Company Act and the Form N-2.

Section  8.6         Choice of Law; Arbitration.

(a)           Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of such State.

(b)      Each Member agrees to submit all controversies arising between or among Members or one or more Members and the Fund in connection with the Fund or its businesses or concerning any transaction, dispute or the construction, performance or breach of this or any other agreement, whether entered into prior to, on or subsequent to the date hereof, to arbitration in accordance with the provisions set forth below.  Each Member understands that:

(i)          arbitration is final and binding on the parties;

(ii)         the parties are waiving their rights to seek remedies in court, including the right to jury trial;

(xii)       pre-arbitration discovery is generally more limited than and different from court proceedings;

(xiii)      the arbitrator’s award is not required to include factual findings or legal reasoning and a party’s right to appeal or to seek modification of rulings by arbitrators is strictly limited; and

(xiv)      a panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(c)           All controversies referred in this Section 8.6 shall be determined at the election of the Fund by arbitration before an arbitration panel convened by The Financial Industry Regulatory Authority, to the fullest extent permitted by law.  The parties may also select any national securities exchange’s arbitration forum upon which a party is legally required to arbitrate the controversy, to the fullest extent permitted by law.  Such arbitration shall be governed by the rules of the organization convening the panel, to the fullest extent permitted by law.  Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction over the party or parties against whom such award is rendered.  Each Member agrees that the determination of the arbitrators shall be binding and conclusive upon them.

(d)           No Member shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action unless and until:  (i) the class certification is denied; (ii) the class is decertified; or (iii) the Member is excluded from the class by the court.  The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

Section  8.7         Not for Benefit of Creditors.  The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, Managers the Adviser, the Platform Manager and the Fund.  This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.

Section  8.8         Consents.  Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

Section  8.9         Merger and Consolidation.

(a)           The Fund may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities (as defined in Section 18-209(a) of the Delaware Act) pursuant to an agreement of merger or consolidation which has been approved in the manner contemplated by Section 18-209(b) of the Delaware Act.

(b)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may, to the extent permitted by Section 18-209(b) of the Delaware Act:  (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

Section  8.10       Confidentiality.

(a)           A Member may obtain from the Fund, for any purpose reasonably related to the Member’s Interest, certain confidential information regarding the business affairs or assets of the Fund as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location, and at whose expense) established by the Board of Managers (the “Confidential Information”).

(b)           Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name or address (whether business, residence or mailing) of any Member or any other Confidential Information without the prior written consent of the Board of Managers, which consent may be withheld in its sole discretion.

(c)           Each Member recognizes that in the event that this Section 8.10 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its Affiliates, including any of such Affiliates’ principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Fund.  Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Fund may be entitled, such Members and the Fund also shall have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith.

(d)           Notwithstanding anything to the contrary in this Agreement, the Fund shall have the right to keep confidential from the Members for such period of time as it deems reasonable any information which the Board of Managers reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board of Managers in good faith believes is not in the best interest of the Fund or could damage the Fund or its business or which the Fund is required by law or by agreement with a third party to keep confidential.

(e)           Notwithstanding anything in the foregoing or anything else contained in this Agreement to the contrary, except as reasonably necessary to comply with applicable securities and tax laws, each Member (and any employee, representative or other agent thereof) shall not disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of Units and Preferred Units (including the tax treatment and tax structure of any Fund transactions) and any transaction described in this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to such Member relating to such tax treatment and tax structure.  For this purpose, “tax structure” means any facts relevant to the U.S. federal income tax treatment of the offering and ownership of Units and Preferred Units (including the tax treatment and tax structure of any Fund transactions) and any transaction described in this Agreement, and does not include information relating to the identity of the Fund or its Affiliates.  Nothing in this paragraph shall be deemed to require the Fund to disclose to any Member any information that the Fund is permitted or is required to keep confidential in accordance with this Agreement or otherwise.

Section  8.11       Certification of Non-Foreign Status.  Each Member (including any transferee of Units or Preferred Units) that is admitted to the Fund in accordance with this Agreement shall certify, upon admission to the Fund and at such other time thereafter as the Board of Managers may request, whether he or she is a “United States Person” within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 30 days of any change in such Member’s status.  Any Member who shall fail to provide such certification when requested to do so by the Board of Managers may be treated as a non-United States Person for purposes of U.S. federal tax withholding.

Section  8.12       Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law.  If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

Section  8.13       Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.  It is hereby acknowledged and agreed that, to the extent permitted by applicable law, the Fund, without the approval of any Member, may enter into written agreements with Members affecting the terms hereof or of any application in order to meet certain requirements of such Members.  The parties hereto agree that any terms contained in any such agreement with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement or of any application.

Section  8.14       Discretion.  Notwithstanding anything to the contrary in this Agreement or any agreement contemplated herein or in any provisions of law or in equity, to the fullest extent permitted by law, whenever in this Agreement a person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Members, or (ii) in its “good faith” or under another express standard, then such person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

Section  8.15       Counterparts.  This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

Section  8.16       THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE ARBITRATION CLAUSES SET FORTH IN SECTION 8.6 ON PAGE 28 AND THE CONFIDENTIALITY CLAUSES SET FORTH IN SECTION 8.10 ON PAGES 29 AND 30.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

REGISTERED FUND SOLUTIONS, LLC

By:

	Name:	Victor Fontana
	Title:	President

ADDITIONAL MEMBERS:

Each person who has signed or has had signed on its behalf a Member Signature Page, which shall constitute a counterpart hereof.

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MANAGERS:

The undersigned hereby acknowledges that it understands and agrees to the provisions of this Agreement pertaining to the obligations of Managers.

By:
Victor Fontana
Manager

By:
David G. Lee
Manager

By:
Robert Seyferth
Manager

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SCHEDULE A

RESTRICTION ON TRANSFER AND ACQUISITION OF

UNITS AND PREFERRED UNITS

Section 1.             DEFINITIONS.  For purposes of this Schedule A, the following terms shall have the following meanings (any capitalized terms used herein and not defined shall have the meanings ascribed to them in the Limited Liability Fund Agreement of Partners Group Private Real Estate (Master Fund), LLC, a Delaware limited liability Fund (the “Agreement”)):

“Beneficial Ownership” shall mean ownership of Units or Preferred Units by a Person who is or would be an actual owner, for federal income tax purposes, of such Units or Preferred Units (whether the interest in the Units or Preferred Units is held directly or indirectly, including by a nominee), or who is or would be treated as an owner of such Units or Preferred Units under Section 542(a)(2) of the Code either directly or indirectly, or constructively through the application of Section 544 of the Code, as modified by Section 856(h) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have the correlative meanings.

“Effective Date” shall mean the date upon which the Board of Managers declares the provisions of this Schedule A effective.

“Excepted Holder” shall mean a Member of the Fund for whom an Excepted Holder Ownership Limit is created pursuant to this Schedule A or by the Board of Managers pursuant to Section 9 of this Schedule A.

“Excepted Holder Ownership Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Managers pursuant to Section 10 of this Schedule A, the percentage limit established by the Board of Managers pursuant to Section 9 of this Schedule A.

“Individual” shall mean an “individual” within the meaning of Section 542(a)(2), as modified by Sections 544 and 856(h) of the Code.

“Ownership Limit” shall initially mean, with respect to Units, 9.8% of the more restrictive of the aggregate number or value of the outstanding Units of the Fund (the “Unit Limit”), and after any adjustment as set forth in Section 8 of this Schedule A, shall mean such percentage as so adjusted.  The number and value of Units of the Fund shall be determined by the Board of Managers in good faith, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock Fund or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter who participated in a public offering of Units for a period of 30 days following the purchase by such underwriter of such Units.

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“Restriction Termination Date” shall mean the first day after the Effective Date on which the Board of Managers of the Master Fund determines that it is no longer in the best interests of the Master Fund to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of Units or Preferred Units, whether direct or indirect, as well as any other event that causes any Person to acquire Beneficial Ownership of Units or Preferred Units (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Units or Preferred Units or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Units or Preferred Units), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.  The terms “Transfers” and “Transferred” shall have the correlative meanings.

Section 2.             OWNERSHIP LIMITATION.

(i) Except as provided in Section 9 of this Schedule A, from the Effective Date until the Restriction Termination Date, no Person, other than an Excepted Holder, shall Beneficially Own Units in excess of the Ownership Limit, and no Excepted Holder shall Beneficially Own Units in excess of the Excepted Holder Ownership Limit for such Excepted Holder.

(ii) Except as provided in Section 9 of this Schedule A, from the Effective Date until the Restriction Termination Date, any Transfer that, if effective, would result in any Person other than an Excepted Holder Beneficially Owning Units in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Units that would be otherwise Beneficially Owned by such Person; and the intended transferee shall acquire no rights in such Units.

(iii) From the Effective Date until the Restriction Termination Date, any Transfer that, if effective, would result in any Excepted Holder Beneficially Owning Units in excess of the applicable Excepted Holder Limit shall be void ab initio as to the Transfer of Units which would be otherwise Beneficially Owned by such Excepted Holder in excess of the applicable Excepted Holder Limit; and such Excepted Holder shall acquire no rights in such Units.

(iv) From the Effective Date until the Restriction Termination Date, any Transfer that, if effective, would result in the Fund being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) or otherwise failing to qualify as a REIT (including, but not limited to, beneficial ownership that would result in the Fund owning (actually or constructively within the meaning of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code) an interest in a tenant described in Section 856(d)(2)(B) of the Code if the income derived by the Fund from such tenant would cause the Fund to fail to satisfy any of the gross income requirements of Section 856), shall be void ab initio as to the Transfer of the Units which would cause the Fund to be “closely held” within the meaning of Section 856(h) of the Code or would cause the Fund to fail to quality as a REIT; and the intended transferee shall acquire no rights in such Units.

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(v) From the Effective Date until the Restriction Termination Date, any Transfer that, if effective, would result in the Preferred Units being beneficially owned by less than 100 persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such Preferred Units which would otherwise be beneficially owned (within the meaning of Section 856(a) of the Code) by the transferee; and the intended transferee shall acquire no rights in such Preferred Units.

(vi) The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Schedule A and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Schedule A.

Section 3.             PREVENTION OF TRANSFER.  If the Board of Managers or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 2 of this Schedule A or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution) or Beneficial Ownership of any Units or Preferred Units of the Fund in violation of Section 2 of this Schedule A, the Board of Managers or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Fund or instituting proceedings to enjoin or rescind such Transfer.

Section 4.             NOTICE TO FUND.  Any Person who acquires or attempts to acquire Units or Preferred Units in violation of Section 2 of this Schedule A, shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least 15 days prior written notice to the Fund of such event and shall provide to the Fund such other information as the Fund may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Fund’s qualification as a REIT.

Section 5.             INFORMATION FOR FUND.  From the Effective Date until the Restriction Termination Date, each Person who is a Beneficial Owner of Units or Preferred Units and each Person (including the Partner of record) who is holding Units or Preferred Units for a Beneficial Owner shall upon demand provide in writing to the Fund any information with respect to the direct, indirect and constructive ownership of Units and Preferred Units of the Fund as the Board of Managers deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Section 6.             OTHER ACTION BY THE BOARD OF MANAGERS OF THE FUND.  Subject to the provisions of Section 10 of this Schedule A, nothing contained in this Schedule A shall limit the authority of the Board of Managers of the Fund to take such other action as it deems necessary or advisable to protect the Fund and the interests of its owners by preservation of the Fund’s qualification as a REIT or to ensure compliance with the Ownership Limit and the Excepted Holder Ownership Limit.

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Section 7.             AMBIGUITIES.  In the case of an ambiguity in the application of any of the provisions of this Schedule A, including any definition contained in Section 1 of this Schedule A, the Board of Managers shall have the power to determine the application of the provisions of this Schedule A with respect to any situation based on the facts known to it.

Section 8.             CHANGE IN OWNERSHIP LIMIT.

Subject to the limitations provided below, the Board of Managers may from time to time increase or decrease the Ownership Limit and increase or decrease an Excepted Holder Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent Partners (other than a decrease as a result of a retroactive change in existing law that would require the Fund to effect such decrease to retain REIT qualification, in which case such decrease shall be effective immediately without any further action being required on the part of the Board of Managers).

The Ownership Limit for Units may not be increased if, after giving effect to such increase, five or fewer Individual Beneficial Owners of Units would Beneficially Own, in the aggregate, more than 49.5% in value of the outstanding Units of the Master Fund.

Prior to any modification of the Ownership Limit or Excepted Holder Ownership Limit pursuant to Section 8 of this Schedule A, the Board of Managers may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Fund’s qualification as a REIT.

Section 9.             EXEMPTIONS BY BOARD OF MANAGERS.  The Board of Managers may, in its sole discretion, waive the Ownership Limit or Excepted Holder Ownership Limit, as the case may be with respect to any particular Person or Persons and may establish or increase an Excepted Holder Ownership Limit for such Person or Persons if evidence satisfactory to the Board of Managers and the Fund’s tax counsel is presented that the changes in ownership pursuant to such waiver will not cause the Fund not to be able to qualify as a REIT or continue to be qualified as a REIT and are not reasonably likely to cause the Fund not to continue to be qualified as a REIT in the future and the Board of Managers otherwise decides that such action is in the best interests of the Fund.  Such evidence may include a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Managers to the effect that such exemption will not result in the Fund being “closely held” within Section 856(h) of the Code, and upon such other conditions as the Board of Managers may direct (including, without limitation, representations, warranties and undertaking by the intended transferee).  In this regard, the Board of Managers hereby exempts Partners Group Private Real Estate, LLC, a Delaware limited partnership and Partners Group Private Real Estate (Institutional), LLC, a Delaware limited partnership, from the Ownership Limit.

Section 10.           ENFORCEMENT.  The Fund is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Schedule A.

Section 11.           NON-WAIVER.  No delay or failure on the part of the Fund or the Board of Managers in exercising any right hereunder shall operate as a waiver of any right of the Fund or the Board of Managers, as the case may be, except to the extent specifically waived in writing.

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SCHEDULE B

Terms of Preferred Units

1.1          Designation and Number.  In addition to the Units, the Fund is authorized to issue One Hundred and Twenty Five (125) units of preferred membership interests, having the rights, preferences, powers and limitations described in this Agreement including without limitation those described in this Exhibit A (the “Preferred Units”).  The Preferred Units shall be uncertificated.

1.2          Rank.  The Preferred Units shall, with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Fund, rank senior to the Units of the Fund and to all other membership interests and equity securities issued by the Fund (together with the Units, the “Junior Securities”).  The terms “membership interests” and “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Fund.

1.3          Distributions.

1.3.1        Each holder of the then outstanding Preferred Units shall be entitled to receive, when and as authorized by the Board of Managers, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 12.5% per annum of the total of $1,000.00 per unit plus all accumulated and unpaid distributions thereon.  Such distributions shall accrue on a daily basis and be cumulative from the first date on which any Preferred Unit is issued, such issue date to be contemporaneous with the receipt by the Fund of subscription funds for the Preferred Units (the “Original Issue Date”), and shall be payable annually in arrears on or before December 31 of each year (each a “Distribution Payment Date”); provided, however, that if any Distribution Payment Date is not a business day, then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the preceding business day or the following business day with the same force and effect as if paid on such Distribution Payment Date.  Any distribution payable on the Preferred Units for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  A “distribution period” shall mean, with respect to the first “distribution period,” the period from and including the Original Issue Date to and including the first Distribution Payment Date, and with respect to each subsequent “distribution period,” the period from but excluding a Distribution Payment Date to and including the next succeeding Distribution Payment Date or other date as of which accrued distributions are to be calculated.  Distributions will be payable to holders of record as they appear in the records of the Fund at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Distribution Payment Date falls or on such other date designated by the Board of Managers for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

1.3.2        No distributions on Preferred Units shall be declared by the Fund or paid or set apart for payment by the Fund at such time as the terms and provisions of any written agreement between the Fund and any party that is not an affiliate of the Fund, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.  For purposes of this Agreement, “affiliate” shall mean any party that controls, is controlled by or is under common control with the Fund.

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1.3.3        Notwithstanding the foregoing, distributions on the Preferred Units shall accrue whether or not the terms and provisions set forth in Section 1.3.2 hereof at any time prohibit the current payment of distributions, whether or not the Fund has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared.  Furthermore, distributions will be declared and paid when due in all events to the fullest extent permitted by law.  Accrued but unpaid distributions on the Preferred Units will accumulate as of the Distribution Payment Date on which they first become payable.

1.3.4        Unless full cumulative distributions on all outstanding Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods, no distributions (other than in units of Junior Securities) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such units) by the Fund (except by conversion into or exchange for other units of Junior Securities).

1.3.5        When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) on the Preferred Units, all distributions declared upon the Preferred Units shall be declared and paid pro rata based on the number of Preferred Units then outstanding.

1.3.6        Any distribution payment made on the Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such units which remains payable.  Holders of the Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions on the Preferred Units as described above.

1.4           Liquidation Preference.

1.4.1        Subject to Section 1.4.6 below, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Fund (each a “Liquidation Event”), the holders of Preferred Units then outstanding are entitled to be paid, out of the assets of the Fund legally available for distribution to its members, a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $1,000.00 per unit, (ii) all accrued and unpaid distributions thereon through and including the date of payment, and (iii) if the Liquidation Event occurs before the Redemption Premium (as defined below) right expires the per unit Redemption Premium in effect on the date of payment of the Liquidation Preference, before any distribution of assets is made to holders of any Junior Securities.

1.4.2        If upon any Liquidation Event the available assets of the Fund are insufficient to pay the full amount of the Liquidation Preference on all outstanding Preferred Units, the holders of Units shall contribute back to the Fund any distributions or other payments received from the Fund in connection with a Liquidation Event to the extent necessary enable the Fund to pay all sums payable to the holders of the Preferred Units pursuant to this Agreement.  If, notwithstanding the funds received from the holders of Units pursuant to the previous sentence, the available assets of the Fund are still insufficient to pay the full amount payable hereunder with respect to all outstanding Preferred Units, then the holders of the Preferred Units shall share ratably in any distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

1.4.3        After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Preferred Units will have no right or claim to any of the remaining assets of the Fund.

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1.4.4        Upon the Fund’s provision of written notice as to the effective date of any Liquidation Event, accompanied by a check in the amount of the full Liquidation Preference to which each record holder of the Preferred Units is entitled, the Preferred Units shall no longer be deemed outstanding membership interests of the Fund and all rights of the holders of such units will terminate.  Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Preferred Units at the respective mailing addresses of such holders as the same shall appear in the records of the Fund.

1.4.5        The consolidation or merger of the Fund with or into any other business enterprise or of any other business enterprise with or into the Fund, or the sale, lease or conveyance of all or substantially all of the assets or business of the Fund, shall not be deemed to constitute a Liquidation Event; provided, however that any such transaction which results in an amendment, restatement or replacement of this Agreement that has a material adverse effect on the rights and preferences of the Preferred Units, or that increases the number of authorized or issued Preferred Units, shall be deemed a Liquidation Event for purposes of determining whether the Liquidation Preference is payable unless the right to receive payment is waived by holders of a majority of the outstanding Preferred Units voting as a separate class.

1.4.6        The Board of Managers, in its sole discretion, may elect not to pay the holders of Preferred Units the sums due pursuant to 1.4.1 immediately upon a Liquidation Event but instead choose to first distribute such amounts as may be due to the holders of the Units hereunder.  If the Board of Managers elects to exercise this option pursuant to this section, the Board of Managers shall first establish a reserve in an amount equal to 200% of all amounts owed to the holders of the Preferred Units pursuant to this Agreement.  In the event that the sum held in the reserve is insufficient to pay all amounts owed to the holders of the Preferred Units hereunder, the holders of Units shall contribute back to the Fund any distributions or other payments received from the Fund in connection with a Liquidation Event to the extent necessary to enable the Fund to pay all sums payable to the holders of the Preferred Units hereunder.  In addition, in the event that the Fund elects to establish a reserve for payment of the Liquidation Preference, the Preferred Units shall remain outstanding until the holders thereof are paid the full Liquidation Preference, which payment shall be made no later than immediately prior to the Fund making its final liquidating distribution on the Units.  In the event that the Redemption Premium in effect on the payment date is less than the Redemption Premium on the date that the Liquidation Preference was set apart for payment, the Fund may make a corresponding reduction to the funds set apart for payment of the Liquidation Preference.

1.5           Redemption.

1.5.1        Right of Optional Redemption.  The Fund, at its option, may redeem some or all of the Preferred Units at any time or from time to time, for cash at a redemption price (the “Redemption Price”) equal to $1,000.00 per unit plus all accrued and unpaid distributions thereon to and including the date fixed for redemption (except as provided in Section 1.5.3 below), plus a redemption premium per unit (each, a "Redemption Premium") calculated as follows based on the date fixed for redemption:

(1) until December 31, 2013, $100, and

(2) thereafter, no Redemption Premium.

If less than all of the outstanding Preferred Units are to be redeemed, the Preferred Units to be redeemed may be selected by any equitable method determined by the Fund provided that such method does not result in the creation of fractional interests.

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1.5.2       Limitations on Redemption.  Unless full cumulative distributions on all Preferred Units shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, no Preferred Units shall be redeemed or otherwise acquired, directly or indirectly, by the Fund unless all outstanding Preferred Units are simultaneously redeemed or acquired, and the Fund shall not purchase or otherwise acquire, directly or indirectly, any Junior Securities of the Fund (except by exchange for other Junior Securities); provided, however, that the foregoing shall not prevent the purchase by the Fund of Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Units.

1.5.3       Rights to Distributions on Units Called for Redemption.  Immediately prior to or upon any redemption of Preferred Units, the Fund shall pay, in cash, any accumulated and unpaid distributions to and including the redemption date.

1.5.4       Procedures for Redemption.

Procedures for Redemption.

Upon the Fund’s provision of written notice as to the effective date of the redemption, accompanied by a check in the amount of the full Redemption Price through such effective date to which each record holder of Preferred Units is entitled, the Preferred Units shall be redeemed and shall no longer be deemed outstanding the Fund and all rights of the holders of such units will terminate.  Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Preferred Units at the respective mailing addresses of such holders as the same shall appear in the records of the Fund.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Preferred Units except as to the holder to whom notice was defective or not given.

In addition to any information required by law, such notice shall state: (A) the redemption date; (B) the Redemption Price; (C) the number of Preferred Units to be redeemed; and (D) that distributions on the units to be redeemed will cease to accrue on such redemption date.  If less than all of the Preferred Units held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Preferred Units held by such holder to be redeemed.

If notice of redemption of any Preferred Units has been given and if the funds necessary for such redemption have been set aside by the Fund for the benefit of the holders of any Preferred Units so called for redemption, then, from and after the redemption date, distributions will cease to accrue on such Preferred Units, such Preferred Units shall no longer be deemed outstanding and all rights of the holders of such units will terminate, except the right to receive the Redemption Price.  Since the Preferred Units are uncertificated, such units shall be redeemed in accordance with the notice and no further action on the part of the holders of such units shall be required.

The deposit of funds with a bank or trust corporation for the purpose of redeeming the Preferred Units shall be irrevocable except that:

the Fund shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any units redeemed shall have no claim to such interest or other earnings; and

any balance of monies so deposited by the Fund and unclaimed by the holders of the Preferred Units entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Fund, and after any such repayment, the holders of the units entitled to the funds so repaid to the Fund shall look only to the Fund for payment of the Redemption Price without interest or other earnings.

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1.5.5        Status of Redeemed Units.  Any Preferred Units that shall at any time have been redeemed or otherwise acquired by the Fund shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Units which may be issued by the Board of Managers from time to time at its discretion.

1.6          Voting Rights.  Except as provided in this Section, the holders of the Preferred Units shall not be entitled to vote on any matter submitted to the members of the Fund for a vote.  Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Preferred Units, voting as a separate class, shall be required for (a) authorization or issuance of any membership interest or equity security of the Fund with any rights that are senior to or have parity with the Preferred Units, (b) any amendment to this Agreement which has a material adverse effect on the rights and preferences of the Preferred Units or which increases the number of authorized or issued Preferred Units, (c) any reclassification of the Preferred Units or (d) approval of any plan of reorganization adversely affecting the Preferred Units, or any action requiring a vote of security-holders as provided in section 13(a) of the Investment Company Act.  Holders of a majority of the outstanding Preferred Units, voting as a separate class, have the right to elect at least two directors at all times and to elect a majority of the directors if dividends on their stock are unpaid in an amount equal to two full years’ dividends on such securities.

1.7          Conversion.  The Preferred Units are not convertible into or exchangeable for any other property or securities of the Fund.

1.8          Limitation of Liability.   Except to the extent required by applicable law, no holder of Preferred Units shall be bound by, or be personally liable for, the expenses, liabilities or obligations of the Fund in excess of his or her initial capital contribution made in exchange for the Preferred Units.

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